UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 12, 2005

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota		55102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   651-293-2233

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Retirement of a Director.

Jochen Krautter, a director of Ecolab Inc. (the “Company”), retired as a director of the Company effective August 12, 2005, due to increased demands on his schedule.

(d)  Election of a Director.

Effective August 12, 2005, Ecolab’s Board of Directors appointed Kasper Rorsted to the Ecolab Board pursuant to recommendation by the Board’s Governance Committee to fill the vacancy created by Jochen Krautter’s retirement from the Ecolab Board.  In addition, Mr. Rorsted was appointed to serve on the Board’s Finance Committee.

Mr. Rorsted’s appointment to the Board was made pursuant to the Stockholder’s Agreement between Ecolab and Henkel KGaA of Düsseldorf, Germany (“Henkel”).  Under the Stockholder’s Agreement, Henkel is entitled to designate a number of persons to be nominated for election to the Board proportionate to Henkel’s shareholding in the Company rounded down to the nearest whole number.  Henkel beneficially owns approximately 28.4% of the Company’s outstanding Common Stock and is accordingly entitled to designate three directors.  Currently, Messrs. Stefan Hamelmann, Ulrich Lehner and Kasper Rorsted have been elected or appointed to the Board pursuant to designation by Henkel.

A copy of the press release issued by the Company announcing the retirement of Mr. Krautter and the appointment of Mr. Rorsted is filed as Exhibit (99) to this Form 8-K.

In addition to the Stockholder’s Agreement, Ecolab and Henkel are also parties to various toll manufacturing and services agreements, an Intellectual Property Agreement and an Environmental Agreement.  During 2004 Ecolab sold products and services in the amount of approximately $3,222,000 to Henkel and its affiliates, and purchased products and services in the amount of approximately $70,946,000 from Henkel and its affiliates.  The sales were made at prices comparable to prices charged to other customers and the Company believes that the amounts paid for products and services purchased were comparable with prices charged by other suppliers for similar products.  The payments for products and services include amounts paid to Henkel and its affiliates for administrative services and for products under supply arrangements with Ecolab affiliates in Europe which formerly comprised the Henkel-Ecolab joint venture (Ecolab acquired the 50 percent of the joint venture which it did not already own on November 30, 2001) and outside of Europe where Ecolab previously acquired industrial and institutional cleaning and sanitizing businesses from Henkel.

Under the Intellectual Property Agreement, (i) Henkel transferred certain trademarks and patents used by Henkel-Ecolab to Ecolab and Ecolab granted a perpetual royalty-free license back to Henkel to use such transferred intellectual property outside of the cleaning and sanitizing field; and (ii) Henkel granted a perpetual (in a limited number of cases, the license for certain trademarks is limited to five years) royalty-free license to Ecolab to use certain other trademarks, patents and technology used by Henkel-Ecolab which were not transferred to Ecolab.  Under the Environmental Agreement, Henkel agreed to indemnify Ecolab for certain environmental liabilities associated with the former

Henkel-Ecolab.

Item 9.01 Financial Statements and Exhibits.

(c)           Exhibits.

(99)         Ecolab Inc. New Release dated August 12, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: August 16, 2005	By:	/s/Timothy P. Dordell
By: Timothy P. Dordell
Its: Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing

(99)	Ecolab Inc. News Release dated August 12, 2005	Filed herewith electronically.